Exhibit 99.1

PROVIDENT BANKSHARES CORPORATION REVISES

SECOND QUARTER EARNINGS TO ACCOUNT FOR ADDITIONAL OTHER-THAN-TEMPORARY IMPAIRMENT CHARGE IN INVESTMENT PORTFOLIO

BALTIMORE, MD: (August 13, 2008) - Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, announced today that it will recognize an additional non-cash, pre-tax charge of $16.7 million as of June 30, 2008 for other-than-temporary impairment of certain investment securities. While there was no change to core bank-operating results, this non-cash charge will reduce previously announced earnings for the quarter and six-months ended June 30, 2008.

The other-than-temporary impairment analysis originally conducted by the Corporation in connection with its second quarter 2008 earnings release was consistent with analyses completed for previous quarters and reviewed by our independent registered public accounting firm. The immediate analysis determined that $4.1 million of other-than-temporary impairment charges were required as of June 30, 2008. However, on July 31, 2008, during the course of their quarterly review procedures, our independent registered public accounting firm advised the Corporation that applicable accounting literature, discussed with the SEC on June 20, 2008, indicated that recognition of an other-than-temporary impairment charge on certain investment securities, primarily due to the current value of the securities, may be required.

Gary N. Geisel, Chairman and Chief Executive Officer, said “We regret the timing of this announcement, but we were not made aware of the guidance until forty-one days after our independent registered public accounting firm received communication on this issue from the SEC. These non-cash write-downs, or paper loss adjustments, are frustrating because substantially all of the issuers in these securities are paying principal and interest as agreed and are expected to do so until maturity. The bottom line is that we remain a well-capitalized institution and these revisions take nothing away from our core bank operating results for the second quarter.”

The recognition of this additional other-than-temporary impairment charge will have only a minor impact on the Corporation’s equity position as of June 30, 2008, because the securities had already been marked to market. However, recognition of the additional other-than-temporary impairment charge as of June 30, 2008, decreases net income for the second quarter 2008 from the previously announced $15.1 million to $10.2 million and diluted earnings per share from $0.41 to $0.27. For the six months ended June 30, 2008, the other-than-temporary impairment charge increases net loss from the previously announced $2.5 million to $7.4 million and diluted earnings per share from $(0.12) to $(0.28).

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a current branch network of 141 offices in Maryland, Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing. Visit Provident on the web at www.provbank.com.

Webcast Information

Provident Bankshares Corporation will host a teleconference at 9 a.m. ET on August 13, 2008. The conference call will include a discussion of the Company’s revised second quarter 2008 earnings results and may include forward-looking information. The conference call will be simultaneously webcast at www.provbank.com and archived through August 20, 2008. To listen to the conference call, please go to the Company’s website to register, download and install any necessary software. When in the Company’s website, follow these links:

•	About Provident

•	Investor Relations

•	Upcoming Events

•	Provident Bankshares Corp. Conference Call

An audio replay of the teleconference will be available August 13, 2008 at 11:00 a.m. through August 20, 2008, by dialing 1-888-286-8010, passcode 26296678; the international dial-in number is 617-801-6888.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2007, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.